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                                Exhibit 99(c)(1)

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                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") is entered into this 16th day of April, 1997 by and among Raleigh Capital Associates L.P. (the "Purchaser"), and The Herman Group, Inc., as escrow agent (the "Escrow Agent").

                                    RECITALS

     WHEREAS, pursuant to the offer to purchase dated October 17, 1996, as amended (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be further supplemented and amended from time to time, the Purchaser has commenced a cash tender offer to acquire up to 100,000 limited partnership interests and assignee interests therein ("Units") of Arvida/JMB Partners, L.P., a Delaware limited partnership;

     WHEREAS, pursuant to the Offer, an amount representing contingent purchase price shall be deposited by the Purchaser in escrow promptly after the Expiration Date for distribution to tendering Unitholders pursuant to the Offer or to be remitted to the Purchaser promptly following the Determination (as hereinafter defined);

     WHEREAS, a hearing in the matter entitled Arvida/JMB Partners, L.P., Counterclaim Plaintiff, v. Vanderbilt Income and Growth Associates, L.L.C. and Raleigh Capital Associates L.P., Counterclaim Defendants; Vanderbilt Income and Growth Associates, L.L.C. and Raleigh Capital Associates L.P., Reply Counterclaim Plaintiffs v. Arvida/JMB Partners, L.P., Arvida/JMB Managers, Inc., et. al., Reply Counterclaim Defendants; Gladys Beasley, Intervenor-Plaintiff, v. Arvida/JMB Partners, L.P., Defendant (the "Action") was held in the Delaware Chancery Court (the "Court") on April 7-9, 1997 (Vanderbilt Income and Growth Associates, L.L.C. is hereinafter referred to as "Vanderbilt"; Raleigh Capital Associates L.P. is hereinafter referred to as "Raleigh"; and Arvida/JMB Partners, L.P. is hereinafter referred to as "Arvida"); and

     WHEREAS, the Escrow Agent is also acting as Depositary (as defined in the Offer to Purchase) in connection with the Offer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agreed as follows:

SECTION 1. ESCROW.

     1.1. ESTABLISHMENT OF ESCROW. Simultaneously with the deposit of sufficient funds with the Escrow Agent, in its capacity as Depositary, as required to consummate the Offer, the Purchaser shall deliver to the Escrow Agent an amount (the "Escrowed Funds") equal to the product of (x) $40.00 TIMES
(y) the number of Units accepted for purchase and paid for upon expiration of the Offer in accordance with the terms thereof. The Escrowed Funds and the rights of tendering Unitholders thereto represent contingent purchase price and are an integral part of the consideration to be received by tendering Unitholders pursuant to the Offer. Such rights shall not be evidenced by any certificate,

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document or instrument other than this Escrow Agreement, and do not represent an interest in the Purchaser or any other entity.

     1.2. INVESTMENT OF ESCROWED FUNDS. The Escrow Agent shall invest the Escrowed Funds only in short-term government securities as directed by the Purchaser. Interest earned on the Escrowed Funds shall not become part of the Escrowed Funds, but instead shall be remitted to the Purchaser promptly after the last day of each month commencing with the month ending April 30, 1997.

SECTION 2. RELEASE OF FUNDS.

     2.1. ORDER IN FAVOR OF VANDERBILT AND RALEIGH. If the Court's final order in the Action grants the declaratory relief sought by Vanderbilt and Raleigh and denies the declaratory relief sought by Arvida, then the Escrowed Funds shall be promptly distributed by the Escrow Agent, in its capacity as Depositary, to tendering Unitholders in accordance with the terms of the Offer.

     2.2. ORDER IN FAVOR OF ARVIDA. If the Court's final order in the Action grants the declaratory relief sought by Arvida and denies the declaratory relief sought by Vanderbilt and Raleigh, then, subject to Section 2.3 hereof, the Escrowed Funds shall be remitted to the Purchaser.

     2.3. ACKNOWLEDGEMENT BY ARVIDA GENERAL PARTNER. If, within 60 days after the date hereof, the general partner of Arvida acknowledges in writing Raleigh's right to vote Units, as an assignee thereof, then the Escrowed Funds shall be promptly distributed by the Escrow Agent, in its capacity as Depositary, to tendering Unitholders in accordance with the terms of the Offer.

SECTION 3. TERMINATION OF ESCROW.

     This Agreement shall terminate upon release of the Escrowed Funds in accordance with Section 2 above.

SECTION 4. ESCROW AGENT.

     4.1. APPOINTMENT. The Purchaser hereby designates and appoints The Herman Group, Inc., as Escrow Agent, to serve in accordance with the terms and conditions of this Agreement. The Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with such terms and conditions.

     4.2. COMPENSATION AND EXPENSES. The Purchaser shall pay the reasonable compensation of the Escrow Agent for its services hereunder and shall reimburse the Escrow Agent for its reasonable expenses incurred in connection herewith. Any such amounts to be paid or reimbursed to the Escrow Agent in accordance with the terms hereof shall be paid by the Purchaser out of funds separate and apart from the Escrowed Funds.

     4.3. RESIGNATION AND DISCHARGE. The Escrow Agent may resign and be discharged from its duties or obligations hereunder at any time by giving notice of such resignation to the Purchaser specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take

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effect. Promptly after such notice, a successor Escrow Agent shall be appointed at the direction of the Purchaser and such successor Escrow Agent will become Escrow Agent hereunder upon the resignation date specified in the notice. The Escrow Agent shall continue to serve until its successor accepts and receives the Escrowed Funds. The Purchaser may at any time substitute a new Escrow Agent by giving notice thereof to the Escrow Agent.

     4.4. LIABILITY OF ESCROW AGENT. The Escrow Agent undertakes to perform only such duties as are specifically set forth in this Agreement, and shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not set forth herein. The Escrow Agent, acting or refraining from acting in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind taken in good faith, unless caused by willful misconduct or gross negligence. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of its terms, unless evidenced by a writing delivered to Escrow Agent. Escrow Agent shall be entitled to rely on any written document delivered to it by the Purchaser which the Escrow Agent in good faith reasonably believes to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.

     4.5. INDEMNIFICATION OF ESCROW AGENT. From and at all times after the date of this Agreement, the Purchaser shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, agent and affiliate of Escrow Agent against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against the Escrow Agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not the Escrow Agent is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Escrow Agent shall not have the right to be indemnified for any liability determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of the Escrow Agent. If any such action or claim shall be brought or asserted against the Escrow Agent, the Escrow Agent shall promptly notify the Purchaser in writing, and the Purchaser shall assume the defense thereof with counsel of its choosing. Escrow Agent shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Escrow Agent unless (a) the Purchaser agrees to pay such fees and expenses, or (b) the Purchaser shall fail to assume the defense of such action or (c) the named parties to any such action or proceeding (including any impleaded parties) include both Escrow Agent and the Purchaser and the Escrow Agent shall have been advised in writing by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the Purchaser. The obligations of the Purchaser under this Section 4.5 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

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SECTION 5. MISCELLANEOUS.

     5.1. GOVERNING LAW; AMENDMENTS. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict or laws thereof. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by Escrow Agent and the Purchaser.

     5.2. ASSIGNMENT. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of each party's respective successors and legal representatives. Neither the Purchaser nor the Escrow Agent may assign any right or delegate any obligation under this Agreement and any such attempted assignment or delegation will be null and void. A tendering Unitholder may not transfer its contingent rights with respect to the Escrowed Funds other than by operation of law.

     5.3. HEADINGS. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

     5.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

     5.5. ENTIRE AGREEMENT. ETC. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     5.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, other than tendering Unitholders, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow
Agreement as of the date first above written.

                                       PURCHASER

                                       RALEIGH CAPITAL ASSOCIATES L.P.
                                       BY: Raleigh GP Corp.

                                       By:/s/
                                          ---------------------------------
                                          Title:

                                       ESCROW AGENT

                                       THE HERMAN GROUP, INC.


                                       By:/s/
                                          ---------------------------------
                                          Title:


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